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Commission File No.: 000-51532

April 22, 2009 Earnings Release Conference Call

IKANOS COMMUNICATIONS, INC.

Moderator: Bonnie Mott

April 22, 2009

11:00 a.m. CT

Operator:	Welcome to Ikanos Communications conference call. I would like to remind everyone that today’s call is being recorded. At this time all participants are in the listen-only mode. At the end of the call the floor will be open to questions.

We will give you instructions on asking questions at that time. I would now like to turn the call over to Bonnie Mott, Investor Relations Manager of Ikanos Communications. Ms. Mott you may begin.

Bonnie Mott:	Thank you for joining us today. Our CEO Mike Gulett and our CFO, Cory Sindelar are on the call with me today. By now you should have seen our announcement to acquire Conexant’s Broadband Access product line as well as our first quarter results. If you do not have copies they are available on our Web site at www.ikanos.com.

Please also note that we will file a proxy statement with the SEC in connection with this transaction. We urge investors and stockholders to read it when it becomes available, because it will contain important information about the transaction.

Before providing our comments I’ll read the Safe Harbor Statement pursuant to the Private Securities Litigation Reform Act of 1995. Information is presented as of April 22, 2009. Please keep in mind that while being made available for replay the information is current only as of today.

During the course of today’s call Mike and Cory will make projections, estimates and other forward-looking statements regarding our overall business outlook; anticipated future financial and operating results such as revenue, gross margin and operating expenses; the belief that the transaction will close in the third quarter of 2009; timing of this transaction to be accretive to non-GAAP earnings; product plans, market size and ability to address demand include, without limitation the ability of the Company, Conexant Systems and Tallwood Venture Capital to obtain the necessary approvals and satisfy all closing conditions for the announced transactions, as well as the ability of Ikanos, after the transaction close, to sell its expanded product lines in light of the current worldwide recession, to reduce and manage total operating costs of the business while continuing to meet product delivery commitments to current and prospective customers, to continue developing products on a schedule that meets customer and market window requirements, to properly anticipate the future semiconductor product requirements for broadband communications to and through the home, and are expectations regarding future profitability and operational and strategic plans.

We caution you that such statements are predictions based on management’s current expectations or beliefs and that actual events or results may differ materially. These potential risks and uncertainties include among others Ikanos ability to close the transaction in the expected timeframe or at all, achieve the anticipated benefits to Ikanos resulting from the transaction, retain employees, retain current customers and expand into new markets.

In addition to the risks and uncertainties described on today’s call, other factors that may affect our business are described in the Safe Harbor Statement in the press releases and other documents we have filed with the Securities and Exchange Commission, including those noted in our quarterly reports on form 10-Q and annual report on form 10-K. We assume no duty to confirm, update or revise the financial forecast for the quarter, or any other forward-looking information contained in this call.

Like prior quarters we will be discussing our financial results on a GAAP as well as a non-GAAP basis. We provide these additional non-GAAP measures as this is what we use internally and we believe they give useful operating information in addition to the GAAP results. A complete reconciliation of GAAP to non-GAAP financial information is available in our press release.

Now I will turn the call over to Mike.

Mike Gulett:	Thank you, Bonnie. Thank you all for joining us today. Today we announced the signing of a definitive agreement to purchase the broadband access product line from Conexant for $54 million in cash and the assumption of approximately $2 million in employee related liabilities. In connection with this transaction, Tallwood Venture Capital has agreed to purchase 24 million shares of Ikanos common stock for $42 million or $1.75 per share. Tallwood will also receive warrants to purchase an additional 7.8 million shares of common stock at $1.75 per share.

This transaction is subject to customary closing conditions, including stockholder and regulatory approvals, and is expected to be completed in the third quarter of 2009. We believe this asset purchase will bring a number of benefits to Ikanos.

First, we will have greater scale, resources and stability. The combined company will have shipped more than 330 million cumulative broadband access ports. We will be number one in VDSL market share, number two in ADSL market share, and a leading provider of the processors that enable broadband access around the world. The larger scale will enable us to fund products for new markets, and it will provide for greater financial stability. We expect that the transaction will more than double the company’s revenue, while providing significant leverage in our cost and spending structure. We also expect that the transaction will be accretive to non-GAAP earnings per share within the first year after the close of the transaction.

Second, we’ll strengthen our customer base globally. Ikanos leads in Japan, Korea and Europe with VDSL network equipment manufacturers including Alcatel-Lucent, Motorola, NEC, Sagem, and Sumitomo and service provider customers like France Telecom, Korea Telecom, NTT and Swisscom. Conexant’s broadband access product line has traditionally been strong in North America and China with customers including 2Wire, Alcatel-Lucent, Cisco, Huawei, Motorola, Netgear, Xavi Technologies and ZTE among others, and service providers like AT&T, Bell Canada, BSNL, China Telecom, China Unicom and others. The combination creates a broader base and gives us the ability to compete more successfully in the market place.

Third, we’ll expand our industry leading product lines. In the mix we’ll have standalone ADSL and VDSL, multimode A and V DSL, SHDSL, central office and customer premise devices, processors with both MIPS and ARM cores, PON, Wi-Fi, Ethernet switching, SLICs/SLACs, and software. This larger product portfolio will allow us to capture a greater silicon content that is required in the market place today.

And finally we’ll deepen our technical expertise and strengthen our portfolio of intellectual property. Conexant’s broadband access employees have long tenures with the company. Over 40 percent of these employees have been with the company for five years or more. This stable employee base and years of broadband experience, with defined protocols and methodologies to roll out new products, will add more depth to our organization. In addition we will more than double our number of patents to approximately 400 patents and patent applications.

With this acquisition, the market for broadband access, both ADSL and VDSL, is now sufficiently consolidated. The combined company will be better positioned to compete in this market and will have the expertise and resources required to satisfy the demand for powerful broadband network products around the world.

This deal will provide us with the opportunity to accelerate the delivery of our strategic position for the company. With the number of home networks doubling to more than 400 million by 2013 according to analysts, there is a substantial opportunity for Ikanos to address the need for delivering bandwidth not just to but throughout the home. We use our scale in broadband access as the platform in which to build new offerings that extend multi-play services around the home and seamlessly everywhere they are needed.

The combined company will have the expertise and relationships with OEMs and service providers to capitalize on the demand for equipment that enables revenue generating applications like high speed Internet, IP-TV, voice over IP and fixed-mobile convergence or femtocell.

Before I turn the call over to Cory let me give you some background on Tallwood Venture Capital. The fund’s managing partner is Dado Banatao. He founded a number of highly successful semiconductor companies including Chips and technologies and S-3. He served as Chairman of Marvel and serves on a number of other boards of leading technology companies. We work directly with Dado and general partner George Pavlov on this investment and are happy to have their involvement with Ikanos. As part of this deal, both George and Dado will join Ikanos’ Board of Directors.

Let me conclude by saying that our vision for Ikanos remains unchanged. We want to provide the leading semiconductor and software product for the universal delivery of new generations of broadband services that transcend the way we work, live and play. We believe the Conexant asset purchase will strengthen our ability to deliver on our vision. With that let me turn the call over to Cory to cover our results for the quarter.

Cory Sindelar:	Thank you, Mike. Our first quarter results exceeded our expectations in terms of gross margin and non-GAAP operating expenses. Revenue for the first quarter was $20.7 million and near the mid-point of our guidance.

This level of revenue represents a nine percent decline sequentially. In terms of mix, two thirds of our revenue came from our Gateway products, which is consistent with that of the fourth quarter. Revenue from Europe grew sequentially by about ten percent and accounted for approximately 60 percent of our business this quarter.

We experienced strong demand for our access products as revenues increased by nearly 45 percent. Revenue for our Gateway products in Europe increased slightly from the fourth quarter reflecting ongoing shipments for existing telco deployments.

Japan accounted for 30 percent of our revenue in the quarter and declined 40 percent on a sequential basis. We believe the decline in Japan is primarily due to the weakness in the overall economy and reflects a lower level of capital investment by NTT in deploying VDSL access.

Korea continued to underperform with revenues of about $1 million. During the quarter we began shipment of a new VoIP deployment by a leading Korean service provider.

The rest of the regions, that include North America and Greater China, represented about five percent of revenue and was pretty consistent with that of the last quarter.

Our GAAP gross margin for the first quarter was 41 percent. GAAP operating expenses were 14.8 million resulting in a GAAP loss per share of 21 cents. This compares to gross margin of 41 percent, operating expenses of 15.3 million and a net loss per share of 20 cents for the fourth quarter of 2008. Included in the first quarter results are charges of $267,000 related to restructuring activities. During the quarter we announced to our employees that we would be closing our Hyderabad facility by the end of June. We also terminated 13 employees in the U.S. As a result our ending head count was 267, down 23 from year-end. All of the restructuring charges relate to severance expenses. In the second quarter we expect that there will be incremental severance, relocation and move costs of approximately 200k associated with the Hyderabad closure. Closing this facility will save us about $1 million annually. Fortunately for us, a majority of the employees that we offered relocations to Bangalore accepted our offer. As such we were able to transition the domain knowledge and expertise to Bangalore with minimal disruption to the business. This is a really great outcome.

Let’s move to our non-GAAP performance. Gross margin for the quarter was 45 percent and compares to 46 percent in the fourth quarter and was well above our guidance of 42 to 44 percent. A better than expected margin was due to a favorable change in product mix of about 100 basis points, the sale of previously written off inventory, about 250 basis points. These favorable items were partially offset by an unfavorable yield variance related to one product for about 150 basis points.

Our non-GAAP operating expenses for the first quarter were $12.3 million, just below the low end of our guidance of $12.5 to $13.5 million. We reduced our non-GAAP operating expenses by 0.8 million compared to that other fourth quarter. Part of the reason our expenses were lower than expected is that we intentionally delayed IP purchases of approximately $400,000 related to a new Gateway chip. This will allow us to have time to better evaluate our options in light of the Conexant transaction. The balance of the favorable outcome is due to the continued focus on expense control.

Our non-GAAP net loss for the first quarter was 2.8 million or 10 cents per share. This compares to a non-GAAP net loss of 2.4 million or eight cents per share in the fourth quarter.

Turning to our balance sheet, cash and short-term investments were $59 million at the end of the first quarter as compared to $63 million at the end of the year. The decrease in our cash balance reflects cash used in operating the business.

Accounts receivable remained at 12 million compared to that of year-end reflecting a high DSO of 54 days versus the 49 days at year-end. I expect DSOs will improve in the second quarter to be below 50 days.

Our ending inventory decreased slightly to 12.2 million, down from 12.5 million at year-end. Yet our day sales and inventory increased to 90 days as compared to 84 in prior quarter.

Let’s spend a few moments on our first quarter design activity. We began shipping our latest platform, the Fusiv Vx180 residential gateway for Chunghwa Telecom where their multi-service access node installation or MSAN.

In addition, we participated in limited VDSL field trials with our CO5 and Vx180 products for a service provider located in China. The field trials continue in other parts of Asia, Europe and Central and Latin America.

We are much closer to revenue as a couple of opportunities in Europe. We’re in the final stages of qualifying our Vx180 platform for a new significant service provider located in Europe. And one of our current European customers won the business for a new European service provider and will utilize our Vx180 Gateway processor.

We believe that both of these design ones will results in meaningful shipments of the Vx180 in the second half of the year. Overall, we are pleased with our progress during the quarter.

Turning to guidance, our visibility into 2009 remains limited and the current economic environment continues to be challenging. We continue to monitor the environment for capital spending and work closely with our customers as they respond to changes in their businesses.

We believe that Q2 revenue will improve slightly compared to Q1 and be in the range of 21 to 23 million, that our non-GAAP gross margin will be between 43 and 45 percent, and that our non-GAAP operating expenses will be approximately $12.5 to $13.5 million, which include 1 to 1.5 million related to IP and tape out related expenses.

As we have demonstrated over the past couple of quarters, we will continue to look for ways to reduce our spending without impacting commitments to our customers. That concludes our formal remarks. With that, let me open it up questions.

Operator:	At this time ladies and gentlemen, if you would like to ask a question, please press star, followed by the number one on your telephone keypad. That’s star followed by the number one.

Your first question comes from the line of Quinn Bolton with Needham & Company.

Quinn Bolton:	Hey guys, I apologize. I got on the call late but was wondering if you could sort of talk through the financial aspects of the Conexant transaction in terms of revenue.

I know the press release said it was more than double. I was hoping you might be able to provide a little bit more detail as to how it would impact the income statement and again, I apologize if you did address in the prepared comments.

Cory Sindelar:	Hi, Quinn, this is Cory. At this time, we haven’t given a lot of guidance relative to what the impact of the P&L will be. We’ve said that it will more than double revenue and that it would accreted within the first 12 months.

In terms of revenue, its – if we talk about what they did from a historical perspective in calendar 2008, they did – this business unit did about $159 million and we did 106. So you know if you look calendar ‘08, you’re looking at a company with a scale of about a $250 million company.

Quinn Bolton:	And you know on that 158, can you say whether that was profitable division or the – you know is this deal accretive in a year because you come in and you significantly strip out you know predictive expenses between the two organizations.

Cory Sindelar:	Well, we’re still working on the carve out financial that will go into this proxy eventually. I don’t want to speak to their performance because it’s not my information. But we see that this thing will be fairly accretive and they’re pretty excited about where it will be.

If you look at it from a high level, they’re spending a lot of their next generation development related to VDSL and on the Gateway side, as well as the access side. We’re doing the same thing.

So that at a high level, you can see that there is a lot of synergies that come out of it on the spending side. On the cost side, we’re very, very synergistic. A large part of their costs are going through similar foundries and we see a great deal of synergy available on the cost line.

Then on the revenue side, there is virtually no overlap in terms of the customer base. So there is absolutely no dis-synergies as a result of this acquisition. So you know when you look at from both perspectives you can see how a transaction like this will be very favorable for the combined company.

Quinn Bolton:	Can you trust just – you know obviously, especially in the video sales space it seems like service providers have historically selected you know one silicon provider on both ends as the connection. To the extent you’re putting up the connection ADLS and VDSL assets, are you going to have to support those architectures. Will there be some way to effectively consolidate going forward to have just one VDLS architecture rather than having to maintain a connection product line, say for the AT&T network, and your product line for you know the networks that you’re supplying.

Mike Gulett:	So this is Mike Gulett, Quinn. So the answer is that we will continue to support and deliver both products. They have a terrific customer base for their VDSL products, namely AT&T as the primary customer. And of course, we have a terrific customer base for our VDLS products.

So all of those customers will continue to be serviced and all of the current products will continue to be delivered. However, you can imagine a future generation of VDLS will combine the best features and the best architecture from both companies so that at some point in the future we have one VDLS technology architecture that integrates the best of both.

And eliminating duplication of all of the resources it takes to do that.

Quinn Bolton:	OK, and then just another question I had was Cory, you had mentioned in your comments that the Japan business, I believe, is 40 percent quarter-over-quarter and it was likely due to a more limited carrier CapEx and a slowdown of activity at NTT.

Is that sort of – are we reaching a new baseline here? Or what kind of visibility do you have in the Japanese market because that’s been a big market for you historically.

Cory Sindelar:	Yeah. Moving into the second quarter, we’re seeing a continuation of the trend from the first quarter. So we don’t see a significant bounce back as indicate by our guidance. But we think it more has to do with the slowdown in the general economy than it is hitting a new plateau.

Quinn Bolton:	OK. Thank you.

Operator:	Your next question comes from the line of (Brett Miller) with (Dialectic Capital).

(Brett Miller):	Hi, this is just as a follow up. What is the timeline for I guess releasing the details for the M&A transaction?

Mike Gulett:	Currently the carved out financial statements have to be prepared and audited. We’re going to need three years of those, that information. And that’s frankly the long pole in the tent in order to get the proxy out.

Probably by the end of the second quarter is somewhere around the timeframe we ought to expect to have the proxy delivered.

(Brett Miller):	And then I guess the question is if you don’t have that information, why are you proposing that transaction, this transaction if you don’t even have that information yet?

Mike Gulett:	We didn’t say we didn’t have that information.

(Brett Miller):	So you do have it?

Mike Gulett:

Of course. It’s just not audited. And they are a GAAP financial. So what we have is a set of information relative to the business unit and the performance of the business unit. It would not be characterized as full GAAP financial statements. And relative to the SEC requirement we’re going to need to those full GAAP financial statements audited.

So, there is a lot of other additional information and disclosures that have to be prepared before we can go forward with the proxy. So that, that’s the difference.

Cory Sindelar:	So this is an asset purchase. This is a business unit and that presents (inaudible). So assets only, there is no liabilities coming over so an audit is required.

(Brett Miller):	All right. Thank you.

Operator:	Once again, ladies and gentlemen if you would like to ask a question, please press star, followed by the number one on your telephone keypad. Your next question comes from the line of (John Fichthorn) with (Dialectic Capital).

(John Fichthorn):	Yeah, hey guys. Just one more follow up on the financials here. Can you just tell us – I mean you’ve said accretive and I’m just trying to get a little more specific around that.

Accretive like these two businesses combined will be profitable or will lose less money?

Cory Sindelar:	Profitable, John.

(John Fichthorn):	Profitable? Cash flow, earnings…

Cory Sindelar:	Yes.

(John Fichthorn):	GAAP all of the above, will have positive margins within a year.

Mike Gulett:	Yes.

(John Fichthorn):	Within a year of closing?

Mike Gulett:	Yes.

(John Fichthorn):	Not within a year of today?

Mike Gulett:	Within a year of closing.

(John Fichthorn):	A year of closing. And the thought on selling – I mean you are selling your stock above market price but still at a negative enterprise value. And so you are selling a $1.00 for 85 cents effectively, which obviously isn’t a creed of – so help me understand kind of your thoughts from the financing side of this?

Mike Gulett:	So as you know (John), we have been investigating several strategic alternatives over the last several months and we believe the opportunity to acquire the Broadband Access business from Conexant was an outstanding opportunity that we could not pass up. And we developed the financing source through Tallwood Venture Capital who is a first rate semiconductor investor. And this is the deal that we developed with them and I think it’s a terrific deal for the company and I think it is a terrific deal for shareholders.

(John Fichthorn):	I mean, I am guessing it was your only deal but maybe you had other options it seems just like selling stock below the value of the cash under balance sheet is what I was really kind of looking at the (inaudible) but is this at the end of the day really kind of you guys needed to get to scale to reach profitability and so that is really what the motivation behind this? Because…

Mike Gulett:	That is exactly right. Another way to think about this is even though it’s a two-part transaction with three different entities it’s really one single transaction. Think of it that way. In other words if we had enough cash to buy the Conexant Broadband business on our own we would not have brought Tallwood in.

(John Fichthorn):	Right.

Mike Gulett:	So think of it as one single transaction that creates a company with a scale and the ability to get profitable and the ability to fund (inaudible) ability to continue to lead in our technology market and the ability to broaden our product line through profit generation and stuff driven in cash flow.

(John Fichthorn):	So I get that and I see that was probably – the frustration is you have a company that is shredding at a negative enterprise value of 25 million and you paid 54 million for someone else’s business. We don’t really know what the profitability is there as opposed to kind of investing in your own stock. But I can see that you couldn’t get it profitably at your scale and so somehow, there had to be a combination. Kind of sorry it didn’t go the other direction but is that really what was going on here, it’s not a question of your evaluation or theirs somehow there had to be a consolidation and this was the only possibility?

Mike Gulett:	This is the best possibility, yes.

(John Fichthorn):	OK. Thanks.

Operator:	There are no further questions at this time. I would now like to turn the call back over to Mike Gulett.

Mike Gulett:	Thank you for joining us today. We are pleased with our performance for this past quarter and we are also very excited to bring Ikanos and Conexant Systems Broadband Access product lines together. This transaction creates a powerful combination of leading products, strong customer relations, and (e-technical) expertise dedicated to the broadband market.

The new combined company will be able to compete more effectively in existing and emerging markets, develop exciting new products, and provide greater value for our most important stakeholders, investors, customers, and employees.

We look forward to talking to you again, soon. Thank you all.

Operator:	This concludes today’s conference call you may now disconnect.

END

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document contains forward-looking statements that are subject to risks and uncertainties concerning Ikanos Communications, including statements regarding the expected revenue for the second quarter of 2009, expected gross margins for the second quarter of 2009, expected operating expenses for the second quarter of 2009, and belief that the announced transaction will allow the company to compete more effectively. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, but are not limited to, effects of the worldwide economic recession on our customers’ purchasing plans, our ability to deliver full production releases of our newer products and the acceptance of those products our customers, the continued demand by telecommunications service providers for ADSL and VDSL semiconductor products, the failure of service providers to implement deployment plans on schedule or at all, our continued ability to deliver production volumes of new products and technologies, our ability to generate demand and close transactions for the sale of our products, and unexpected future costs, expenses and financing requirements. Important factors that may cause such a difference with respect to the ability of Ikanos to close the transactions announced in this press release, the Company’s future revenues, costs of sales and expenses, net income and earnings per share, product plans, market size and ability to address demand include, without limitation the ability of the Company, Conexant Systems and Tallwood Venture Capital to obtain the necessary approvals and satisfy all closing conditions for the announced transactions, as well as the ability of Ikanos, after the transactions close, to sell its expanded product lines in light of the current worldwide recession, to reduce and manage total operating costs of the business while continuing to meet product delivery commitments to current and prospective customers, to continue developing products on a schedule that meets customer and market-window requirements and to properly anticipate the future semiconductor product requirements for broadband communications to and through the home, our expectations regarding future profitability; and operational and strategic plans. In addition, for a more extensive discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Ikanos’ Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other reports that Ikanos files from time to time with the Securities and Exchange Commission. Ikanos is under no obligation to update these forward-looking statements to reflect events or circumstances subsequent to date of this press release.

Additional Information About the Transaction and Where to Find It

Ikanos plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with the proposed issuance of securities to Tallwood and the acquisition of the Broadband Access product line from Conexant (the “Transaction”). The proxy statement will contain important information about the proposed Transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Ikanos through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement from Ikanos by contacting Investor Relations by telephone at (510) 979-0400, or by mail at Ikanos Communications, Investor Relations, 47669 Fremont Blvd, Fremont, California 94538, USA.

Ikanos and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ikanos in connection with the proposed Transaction. Information regarding the interests of these directors and executive officers in the Transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in Ikanos’ proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2009. This document is available free of charge at the SEC’s web site at www.sec.gov, and from Ikanos by contacting Investor Relations by telephone at (510) 979-0400, or by mail at Ikanos Communications, Investor Relations, 47669 Fremont Blvd, Fremont, California 94538, USA, or by going to Ikanos’ Investors page on its corporate web site at www.ikanos.com.